Item 77C

Scudder-Dreman Financial Services Fund, a series of SCUDDER EQUITY TRUST

The Proxy Statement on Schedule 14A for Scudder-Dreman Financial Services Fund, a series of Scudder Equity Trust (File No. 811-08599) is incorporated by reference to the Definitive Proxy Statement for such fund filed with the Securities and Exchange Commission on February 22, 2002.